Exhibit 99.5

ICU MEDICAL, INC.

AMENDED AND RESTATED 2011 STOCK INCENTIVE PLAN

PREFORMANCE RESTRICTED STOCK UNIT AGREEMENT

1. Issuance of Units. ICU Medical, Inc., a Delaware corporation (the “Company”), hereby issues to the Grantee (the “Grantee”) named in the Notice of Performance Restricted Stock Unit Award (the “Notice”) an award (the “Award”) of the Total Number of Performance Restricted Stock Units Awarded set forth in the Notice (the “Units”), subject to the Notice, this Performance Restricted Stock Unit Agreement (the “Agreement”) and the terms and provisions of the ICU Medical, Inc. Amended and Restated 2011 Stock Incentive Plan, as amended from time to time (the “Plan”), which is incorporated herein by reference. Unless otherwise provided herein, the terms in this Agreement shall have the same meaning as those defined in the Plan.

2. Transfer Restrictions. The Units may not be transferred in any manner other than by will or by the laws of descent and distribution.

3. Conversion of Units and Issuance of Shares.

(a) General. Subject to Sections 3(b) and 3(c), one share of Common Stock shall be issuable for each Unit subject to the Award (the “Shares”) upon vesting. Immediately thereafter, or as soon as administratively feasible, the Company will deliver the appropriate number of Shares to the Grantee after satisfaction of any required tax or other withholding obligations. Any fractional Unit remaining after the Award is fully vested shall be discarded and shall not be converted into a fractional Share. Notwithstanding the foregoing, the relevant number of Shares shall be delivered to the Grantee no later than March 15th of the year following the calendar year in which such Shares under the Award vests.

(b) Delay of Conversion. The conversion of the Units into the Shares under Section 3(a) above, shall be delayed in the event the Company reasonably anticipates that the issuance of the Shares would constitute a violation of federal securities laws or other Applicable Law. If the conversion of the Units into the Shares is delayed by the provisions of this Section 3(b), the conversion of the Units into the Shares shall occur at the earliest date at which the Company reasonably anticipates issuing the Shares will not cause a violation of federal securities laws or other Applicable Law. For purposes of this Section 3(b), the issuance of Shares that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not considered a violation of Applicable Law.

(c) Delay of Issuance of Shares. To the extent that this Award, or any portion thereof, is or becomes subject to Section 409A of the Code, the Company shall delay the delivery of any Shares under this Section 3 to the extent necessary to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “specified employees” of certain publicly-traded companies); in such event, any Shares to which the Grantee would otherwise be entitled during the six (6) month period following the date of the Grantee’s termination of Continuous Service will be delivered on the first business day following the expiration of such six (6) month period.

4. Right to Shares. The Grantee shall not have any right in, to or with respect to any of the Shares (including any voting rights or rights with respect to dividends paid on the Common Stock) issuable under the Award until the Award (or portion thereof) is settled by the issuance of such Shares to the Grantee.

5. Taxes.

(a) Tax Liability. The Grantee is ultimately liable and responsible for all taxes owed by the Grantee in connection with the Award, regardless of any action the Company or any Related Entity takes with respect to any tax withholding obligations that arise in connection with the Award. Neither the Company nor any Related Entity makes any representation or undertaking regarding the treatment of any tax withholding in connection with any aspect of the Award, including the grant, vesting, assignment, release or cancellation of the Units, the delivery of Shares, the subsequent sale of any Shares acquired upon vesting and the receipt of any dividends or dividend equivalents. The Company does not commit and is under no obligation to structure the Award to reduce or eliminate the Grantee’s tax liability.

(b) Payment of Withholding Taxes. Prior to any event in connection with the Award that the Company determines may result in any tax withholding obligation, whether United States federal, state, local or non-U.S., including any social insurance, employment tax, payment on account or other tax-related obligation (the “Tax Withholding Obligation”), the Grantee must arrange for the satisfaction of such Tax Withholding Obligation in a manner acceptable to the Company.

(i) By Share Withholding. Unless the Grantee determines to satisfy the Tax Withholding Obligation by some other means in accordance with clause (ii) below, the Company shall withhold from those Shares otherwise issuable to the Grantee the whole number of Shares which have a Fair Market Value on the date of withholding no greater than the aggregate amount of such liabilities based on the maximum individual statutory withholding rates in the applicable jurisdiction. The Grantee acknowledges that the withheld Shares may not be sufficient to satisfy the Grantee’s Tax Withholding Obligation. Accordingly, the Grantee agrees to pay to the Company or any Related Entity as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the withholding of Shares described above.

(ii) By Check, Wire Transfer or Other Means. At any time not less than five (5) business days (or such fewer number of business days as determined by the Administrator) before any Tax Withholding Obligation arises, the Grantee may elect to satisfy the Grantee’s Tax Withholding Obligation by delivering to the Company an amount that the Company determines is sufficient to satisfy the Tax Withholding Obligation by (x) wire transfer to such account as the Company may direct, (y) delivery of a certified check payable to the

Company, or (z) such other means as specified from time to time by the Administrator. Notwithstanding the foregoing, the Company or a Related Entity also may satisfy any Tax Withholding Obligation by offsetting any amounts (including, but not limited to, salary, bonus and severance payments) payable to the Grantee by the Company and/or a Related Entity. Furthermore, in the event of any determination that the Company has failed to withhold a sum sufficient to pay all withholding taxes due in connection with the Award, the Grantee agrees to pay the Company the amount of such deficiency in cash within five (5) days after receiving a written demand from the Company to do so, whether or not the Grantee is an employee of the Company at that time.

6. Restrictive Covenants. In consideration of the Company’s issuance of the Award to Grantee, Grantee agrees to be bound by each of the restrictive covenants included below.

(a) Non-Competition. During Grantee’s employment with the Company or any Related Entity, and if, as immediately before Grantee’s termination of Continuous Service with the Company or any Related Entity, Grantee is employed by the Company or any Related Entity in any state other than California, North Dakota or Oklahoma, for a period of twelve (12) consecutive months immediately following the termination of Grantee’s employment with the Company or any Related Entity for any reason, Grantee will not, within the Restricted Territory, directly or indirectly, either in an individual or representative capacity, assist, promote, accept business from or engage in any business, enterprise or employment, whether as owner, partner, officer, director, shareholder, independent contractor, consultant, employee, agent, advisor, investor or otherwise, in any position, job, task, function, skill or responsibility similar to those which Grantee performs or performed while working for the Company or any Related Entity, for any entity which directly or indirectly is then engaged in the same or similar business to the Business; provided, however, nothing in this Section 6(b) shall preclude Grantee from merely holding for investment less than five percent (5%) of any corporation’s outstanding securities which are regularly traded on a national stock exchange or quoted on the National Association of Securities Dealers Automated Quotation National Market System.

(b) Non-Solicitation. During Grantee’s employment with the Company or any Related Entity, and if, as immediately before Grantee’s termination of Continuous Service with the Company or any Related Entity, Grantee is employed by the Company or any Related Entity in any state other than California, for a period of twelve (12) consecutive months immediately following the termination of Grantee’s employment with the Company or any Related Entity for any reason, directly or indirectly, other than on behalf of the Company or any Related Entity, individually or as a participant with any other person or company, or on behalf of Grantee or any third party: (i) within the Restricted Territory, solicit or accept business from any Customer or any Vendor, (ii) interfere with the relationship between the Company or any Related Entity and any Customer or Vendor in a manner that is detrimental to, or reasonably likely to be detrimental to, the legitimate business interests of the Company or any Related Entity, (iii) encourage, induce or influence any employee, consultant or contractor of the Company or any Related Entity to terminate their employment, services agreement or relationship with the Company or any Related Entity; or (iv) interfere with the relationship between the Company or any Related Entity and any employee, consultant or independent contractor in a manner that is detrimental to, or reasonably likely to be detrimental to, the legitimate business interests of the Company or any Related Entity.

(c) Definitions. When used in this Section 6:

(i) “Business” means the Company’s and any of its Related Entities’IV solutions, IV smart pumps with pain management and safety software technology, syringe and ambulatory pumps, dedicated and non-dedicated IV sets and needlefree connectors and related consumables, peripheral IV catheters, fluid warming and respiratory devises, silicone and PVC tracheotomy tubes or any other business of the Company or any of its Related Entities, as described in any and all of the Company’s or any of its Related Entities’ marketing and sales manuals, as the same may be altered, amended, supplemented or otherwise changed from time to time, and any then-existing or prospective business described in the Company’s or any of its Related Entities’ annual operating and strategic plans, in which Grantee is involved during Grantee’s employment with the Company or any of its Related Entities.

(ii) “Customer” means any then-current, former or prospective customer of the Company or any of its Related Entities (i) with whom Grantee became acquainted in the course of Grantee’s employment with the Company or any of its Related Entities, or (ii) about whom Grantee had access to nonpublic confidential or proprietary information.

(iii) “Restricted Territory” means (i) if Grantee is an employee with an assigned geographic area, the geographic area in which Grantee performed services for the Company or any of its Related Entities during Grantee’s employment with the Company or any of its Related Entities, or (ii) if Grantee is an employee without an assigned geographic area, each of the States of the United States of America (which accurately describes the geographic area in which the Company and its are engaged in business).

(iv) “Vendor” means any then-current, former or prospective vendor, supplier or strategic partner of the Company or any of its Related Entities within one year prior to the effective date of the termination of Grantee’s employment with the Company or any of its Related Entities.

(d) Injunctive Relief and Other Remedies. Grantee acknowledges that the restrictions set forth in this Section 6 are reasonable and necessary to protect the legitimate business interests of the Company, including without limitation the Company’s trade secrets, confidential information, inventions and substantial relationships between the Company and its employees, contractors, customers and prospective customers, and vendors, and that the Company would not have entered into this Agreement in the absence of such restrictions. Grantee understands that in the event of a breach or threatened breach of this Section 6 by Grantee the Company will suffer continuing and irreparable harm for which monetary damages will not be an adequate remedy, and will therefore be entitled to injunctive relief to enforce the provisions in this Section 6, without the necessity of posting a bond. Grantee shall not, in any action or proceeding to enforce any of the provisions of this Section 6, assert the claim or defense that an adequate remedy at law exists. Grantee also understands that, in the event of any breach of the provisions of this Section 6 by Grantee, the Company reserves all rights and may pursue any and all available legal remedies. In addition to the foregoing, if Grantee violates any of Grantee’s obligations under this Section 6, then, in addition to any other remedies the Company may have under this Agreement or otherwise, and to the full extent permitted by Applicable Law, Grantee shall (i) reimburse the Company the amount of any payment (whether payment is made in cash or Shares) related the Units settled pursuant to this Agreement and (ii) pay the Company any gains or profits on the sale of Shares acquired pursuant to this Agreement. In addition, if either party to this Agreement brings legal action or suit to enforce the provisions of this Section 6, the prevailing party, as determined by a court of competent jurisdiction, shall be entitled to recover, in addition to all relief awarded or ordered, the costs of suit, including attorneys’ fees actually incurred.

7. Entire Agreement; Governing Law. The Notice, the Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Grantee with respect to the subject matter hereof, and may not be modified adversely to the Grantee’s interest except by means of a writing signed by the Company and the Grantee; provided, however, the Notice, the Plan and this Agreement shall supplement and not supersede any other written agreement between Grantee and the Company or any of its subsidiaries or affiliates addressing non-disclosure of confidential information, assignment of inventions or other intellectual property rights, restrictive covenants or other terms for the benefit of the Company or any of its subsidiaries or affiliates (the “Other Protective Agreements”), with any Other Protective Agreements and the Notice, the Plan and this Agreement being read and interpreted together to provide the maximum protection available to the Company and its subsidiaries or affiliates. The Notice and this Agreement are to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties. Should any provision of the Notice or this Agreement be determined to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

8. Construction. The captions used in the Notice and this Agreement are inserted for convenience and shall not be deemed a part of the Award for construction or interpretation. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

9. Administration and Interpretation. Any question or dispute regarding the administration or interpretation of the Notice, the Plan or this Agreement shall be submitted by the Grantee or by the Company to the Administrator. The resolution of such question or dispute by the Administrator shall be final and binding on all persons.

10. Venue and Jurisdiction. The parties agree that any suit, action, or proceeding arising out of or relating to the Notice, the Plan or this Agreement shall be brought exclusively in the United States District Court for Delaware (or should such court lack jurisdiction to hear such action, suit or proceeding, in a Delaware state court) and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. If any one or more provisions of this Section 10 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

11. Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, upon deposit for delivery by an internationally recognized express mail courier service or upon deposit in the United States mail by certified mail (if the parties are within the United States), with postage and fees prepaid, addressed to the other party at its address as shown in these instruments, or to such other address as such party may designate in writing from time to time to the other party.

12. Amendment and Delay to Meet the Requirements of Section 409A. The Grantee acknowledges that the Company, in the exercise of its sole discretion and without the consent of the Grantee, may amend or modify this Agreement in any manner and delay the issuance of any Shares issuable pursuant to this Agreement to the minimum extent necessary to meet the requirements of Section 409A of the Code as amplified by any Treasury regulations or guidance from the Internal Revenue Service as the Company deems appropriate or advisable. In addition, the Company makes no representation that the Award will comply with Section 409A of the Code and makes no undertaking to prevent Section 409A of the Code from applying to the Award or to mitigate its effects on any deferrals or payments made in respect of the Units. The Grantee is encouraged to consult a tax adviser regarding the potential impact of Section 409A of the Code.

END OF AGREEMENT